Exhibit 5

                                             April 20, 2000

PAN International Gaming, Inc.
19239 Aurora Avenue North
Shoreline, WA 98133-3930

Ladies and Gentlemen:

      With respect to the Registration Statement on Form S-8 of PAN International Gaming, Inc. (the "Company") in connection with the registration of up to 500,000 shares of common stock, par value $0.001, ("Common Stock") which have been reserved for issuance pursuant to various service provider agreements, we are of the opinion that the Common Stock when issued in accordance with the terms and provisions of the agreements will be duly authorized, legally issued, and, if not forfeited within the 60 days within which such shares remain forfeitable under those agreements, fully paid and nonassessable.

      This opinion is rendered to you in connection with the issuance of the Common Stock and is solely for your benefit. This opinion may be not relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent.

      We hereby conset to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                        Very truly yours,


                                        /s/ Raice Paykin Krieg & Schrader